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Exhibit 10.8

PATENT LICENSE AGREEMENT	3950.LICI.001 Gyros AB
This Agreement, effective as of January 9, 2003, is made by and between GYROS AB having its principal office at Uppsala Science Park, SE-751 83 Uppsala, Sweden, a corporation organized and existing under the laws of Sweden (hereinafter referred to as “Licensor”), and FLUIDIGM Corporation having its principal office at 7100 Shoreline Court, South San Francisco, CA 94080, a corporation organized and existing under the laws of the state of California, U.S.A (hereinafter referred to as the “Licensee”).

RECITALS
WHEREAS, the Licensor is the holder of intellectual property pertaining to, and possesses a special expertise in the field of fluidic microsystems.
WHEREAS, the Licensor is active in the field of microfluidics and microfluidic applications, primarily within the Life Sciences and Diagnostics.
WHEREAS, the Licensor is the owner of certain patents and patent applications pertaining to microfluidics and microfluidic applications.
WHEREAS, Licensor is willing to grant Licensee a royalty-bearing non-exclusive licence to such patents on the terms and conditions given below.
NOW, THEREFORE, in consideration of the promises and the faithful performance of the covenants herein contained IT IS AGREED;
ARTICLE 1 DEFINITIONS
1.1	“Affiliate” shall mean any corporation, partnership, or other business entity controlled by, or controlling, or under common control with any party or signatory to this Agreement, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power, or of the interest in the income of such corporation, partnership or other entity, or having the power to appoint the majority of its directors or otherwise having the power to direct its business activities.
1.2     “Competitor of Licensor” shall mean a company in the business of making and selling compact disc-like structures in which fluids are moved by centrifugal force.

1.3 “Net Sales” shall mean the gross selling price charged by Licensee for Products manufactured or sold by the Licensee in a country in which the Product is covered by a Patent (i.e., a country in which, but for the license granted herein, the Product would infringe a valid, enforceable, unexpired claim of a Patent) less:
(a)	allowances for damaged and returned goods;

(b)	discounts actually credited to customers or commissions paid to third parties in amounts customary in the trade;

(c)	custom duties, forwarding insurance premiums, sales, excise, and other taxes actually paid by the Licensee or otherwise included in the gross selling price with respect to the sale of Products;
A Product shall be considered sold hereunder in accordance with extant GAAP accounting procedures and guidelines.
If the Products are sold in combination with, or as a component of, other products not licensed hereunder, Net Sales for purposes of determining royalty hereunder shall be calculated by multiplying the Net Sales from the combined product by the fraction A/B, where A is the invoice price of the Products sold separately and B is the invoice price of the combined product. If the Products are not sold separately, the Net Sales for purposes of calculating royalties hereunder shall be reasonably determined by agreement of Licensor and the Licensee promptly after such combination products are sold by Licensee. The parties agree to use good faith in negotiating the appropriate adjustment to Net Sales of any combined product within thirty (30) days after the Licensee notifies Licensor of sales of a combination product. The Net Sales of any Products sold by the Licensee to any Affiliate of the Licensee or any other person or organization enjoying a special course of dealing with the Licensee, shall be determined by reference to the Net Sales which would be applicable under this Article 1.2 in an arm’s length sale of such Products by the Licensee to a third party.
1.4 “Patents” shall mean the patents listed in Exhibit A, attached hereto, together with any other corresponding patents/ patent applications in any country owned or controlled by the Licensor.
1.5 “Covered Products” shall mean all products now or hereafter manufactured, assembled, used or sold by or on behalf of the Licensee or its Affiliates and which are covered by any of the Patents.
It is hereby acknowledged that any and all products consisting of compact discs (“CD’s”) and CD-like structures where a centrifugal force is utilized to move the liquids within the CD are explicitly excluded from this definition.
1.6	“Option Field of Use” means each of (i) [***] and (ii) [***].

“Licensed Fields of Use” means [***] and each Option Field of Use for which Licensee exercises the option as set forth in Section 5.2 below.

1.8	“Product” means each Covered Product useful, used, or for use in a Licensed Field of Use.
ARTICLE 2 GRANT
2.1 Upon the terms and subject to the conditions of this Agreement, Licensor hereby grants to the Licensee and its Affiliates, and the Licensee and its Affiliates accept from Licensor, a restricted, perpetual, irrevocable (except as set forth in Section 9.1), non-exclusive, non-transferable (except as set forth in Section 7.4), royalty-bearing license under the Patents for the term hereof solely to make, have made, import, use, offer for sale, and sell Products. No other license is granted to the Licensee expressly, impliedly or by estoppel, except as explicitly set forth in Section 5.2 below.
The Licensee expressly acknowledges and agrees that the Licensee shall have no right to sublicense, assign, or otherwise transfer any or all of the license granted to it under the Patents, except as set forth in Section 9.1, provided that Licensee can sublicense Patents to a third party other than a Competitor of Licensor (as defined in Section 7.4) in conjunction with a license from Licensee to make and sell any of Licensee’s Products. Licensor reserves the right to practice the Patents itself, and to sublicense, assign or otherwise transfer the Patents to others for any purposes whatsoever, provided that such transfer or assignment shall be subject to the licenses granted to Licensee in this Agreement.

2.3	Licensor hereby irrevocably releases Licensee and its Affiliates, and each of their subcontract manufactures and direct and indirect customers, of and from all claims of infringement of Patents, known or unknown, which claims have been made or might have been made at any time, with respect to any apparatus made, used, imported, offered for sale, or sold, or any method or process practiced, before the effective date of this Agreement, which apparatus, method, or process would have been licensed had it been made, used, imported, offered for sale, or sold, or practiced after effective date of this Agreement. A corresponding release will be deemed made in relation to each of the Option Fields of Use when and if exercised under Section 5.2 below.
ARTICLE 3 PATENT MARKING
Beginning two (2) years after the effective date of this Agreement, Licensee shall display or cause to be displayed proper patent notices on the documentation, inserts, packages or containers of all Products which shall indicate that the Product is sold or manufactured under a patent license from Licensor. The Licensee shall provide Licensor for its review prior to use, representative samples containing such patent notices and the parties agree to use good faith in determining the requirements for and adequacy of such notices under the controlling patent laws.
ARTICLE 4 RESTRICTIONS ON PUBLICATION
Upon the signing of this Agreement and upon exercise of any of the Option Fields of Use under 5.2, both parties shall be entitled to make public — through a press release or otherwise - that Licensee has taken a license to the Patents from the Licensor. Such press-release or similar shall be in a form reasonably acceptable to the other party and shall not disclose any of the financial terms agreed in this Agreement. Within thirty (30) days of the effective date of this Agreement, Licensee will publish on its corporate website that it has taken a license from Licensor under the Patents. Under all other circumstances, neither party shall use the other’s name nor any variation thereof, nor any emblem, logo, trademark or variation thereof, nor the name of any employee in any press releases, advertising, promotional or sales literature, or in any securities reports required by the Securities and Exchange Commission, without the prior written consent of the other party in each case; provided however, that both parties (a) may refer to publications by employees of the other party in the scientific literature, (b) may only state that a non-exclusive, royalty-bearing patent license from Licensor to Licensee has been granted (excluding financial terms) and (c) may make such disclosures as required by law.
ARTICLE 5 ROYALTIES AND PAYMENT
5.1 In consideration of the rights granted by Licensor to the Licensee under this Agreement, the Licensee agrees to pay to Licensor:
(a)	a non-refundable sum of [***] payable on March 31, 2003 (“Annual Payment Date”). The foregoing payment includes full payment for all sales by the Licensee of Products before the effective date of this Agreement;

(b)	a sum of [***] payable on each anniversary of the Annual Payment Date during the term of this Agreement; and

(c)	a royalty of [***] of the Net Sales of all Products sold by the Licensee during the term of this Agreement. Sums paid under Subsections 5.1 (a) and (b) above, and Section 5.2 below, shall be fully creditable against such royalties, regardless of the year in which such royalties accrue.
5.2 At any time(s) during the first twelve (12) months of the term of this Agreement, Licensee shall be entitled, at its option, to add one or both Option Fields of Use to the Licensed Field of Use under this Agreement, and upon each such exercise, each such Option Field of Use shall become a Licensed Field of Use under this Agreement. If Licensee has not, during the first twelve (12) month period of the term of this Agreement, added both Option Fields of Use to the Licensed Field of Use, then during the second twelve (12) month period of the term of this Agreement, Licensee shall be entitled, at its option, to add one Option Field of Use to the Licensed Field of Use under this Agreement. Each such exercise of this option by Licensee shall be by written notice to Licensor, referencing this Agreement and specifying the Option Field(s) of Use to be added. Within thirty (30) days after such exercise, Licensee shall pay an additional [***] license fee for the first added Option Field of Use, and an additional [***] license fee for the second added Option Field of Use. For the avoidance of doubt, during the first twelve (12) month period of the term of this Agreement, Licensee may exercise this option for one or both Option Fields of Use and on one or two occasions.
5.3 Within thirty (30) days of the end of each calendar quarter the Licensee shall pay to Licensor the royalty having accrued on the Products sold during such calendar quarter to the extent the royalty exceeds the credited sums paid by Licensee. Such payments shall be made in US Dollars by wire transfer, at the Licensee’s cost, to such bank as shall be notified by Licensor. Payments of royalties accrued on sales in other currencies than US Dollars shall be made in US Dollars at the rate of exchange quoted by a first class commercial bank in the Licensee’s country on the last day of the relevant calendar quarter.
5.4 If the Licensee fails to make the payments as provided for herein, such amounts shall bear interest from and after the due date at the rate of [***] above the one month LIBOR for the currency of payment.
5.5 Withholding or other taxes assessed on Licensor in connection with the payment of royalties and other consideration due hereunder and which the Licensee is required by law to deduct and withhold when making payments, may be deducted from royalty payments hereunder (including without limitation payments under Sections 5.1(a), 5.1(b), and 5.2) and shall be paid by the Licensee to the competent authority on behalf of Licensor. The originals of the official government receipt for such taxes paid by the Licensee on Licensor’s behalf, shall so indicate such fact and shall be sent by the Licensee to Licensor not later than fifteen (15) working days after the date of payment, indicating net payment of royalties to which such taxes relate, and in accordance with the instructions given by Licensor. The sums so paid by the Licensee shall be credited by Licensor in partial discharge of the Licensee’s obligation for gross royalties as provided for herein.
ARTICLE 6 RECORDS, AUDITS AND REPORTS
6.1 The Licensee agrees to maintain accurate, complete and up to date records, until five (5) years after a royalty payment has been made, in sufficient detail to enable the royalties payable by the Licensee to be determined. Licensor shall have the right, at its own expense and during regular business hours, at any time upon sixty (60) days prior written notice to Licensee, during the term of this Agreement and for one (1) year thereafter, to have such records examined, in its own discretion, by an independent auditor of its own choice, provided such auditor is bound by confidentiality in writing to Licensee and reasonably acceptable to the

Licensee. The auditor shall not disclose the contents of the examination to any other entity and shall use the information only to verify proper reporting and payment of royalties under this Agreement.
6.2 Once Licensee’s royalty obligations have exceeded the sums paid under Subsections 5.1(a) and (b) above or in the event of a completed initial public offering of Licensee’s common stock, then Licensee agrees to deliver to Licensor within forty-five (45) days of the end of each subsequent calendar quarter a confidential written report, in a format to be agreed by the parties and made an exhibit to this Agreement, of all Products sold by it during such quarter in sufficient detail to permit a calculation of the royalties due thereon. Licensor shall not disclose the contents of the report to any other entity and shall use the information only to verify proper reporting and payment of royalties under this Agreement. Such report shall include, but not be limited to, information of the total quantities of Products sold and the Net Sales thereof on a country by country basis, and the amount of royalties due.
ARTICLE 7 TERM AND TERMINATION
7.1 Unless otherwise terminated as provided for in this Agreement, the license shall run to the end of the life of the last to expire of the Patents.
7.2 The Licensee shall have the right to terminate this Agreement and surrender the license granted hereunder at any time by giving thirty (30) days’ written notice to Licensor.
7.3 If Licensor or the Licensee is in default in the performance of any of its respective obligations under this Agreement, including the failure by the Licensee to make any of the payments provided for at the times specified herein, and such default is not cured within ninety (90) days after the aggrieved party has given to the other a written notice specifying the nature of the default, the aggrieved party shall have the right to terminate this Agreement by giving written notice of termination to the other, subject to the remainder of this section. Upon the giving of such notice this Agreement shall terminate; provided, however, that if there is a dispute as to the alleged default (including as to whether there is a default, or whether it has been cured), the aggrieved party alleging the default shall not be entitled to terminate unless and until a further notice of termination after (i) an agreed dispute resolution entity has determined that there was a default, as specified in the aggrieved party’s notice of default, that was not cured within the applicable cure period and (ii) the defaulting party does not cure the default within thirty (30) days after such determination.
7.4 If during the term of this Agreement, Licensee effects a Competitor Assignment (as defined in Section 9.1), or a change of control over Licensee takes place meaning that fifty percent (50%) or more of the shares in Licensee come under common control of a third party Competitor of Licensor or Affiliates of such Competitor of Licensor, or if Licensee and/or certain of its shareholders enter into an arrangement of a similar effect, Licensor shall be entitled to terminate this Agreement on sixty (60) days prior written notice to Licensee. Upon such termination by Licensor, Licensor shall promptly refund to Licensee (or its successor) a pro rata (on a day for day basis) the annual payment made by Licensee for that year under Section 5.1(a), 5.1(b), or 5.2, as applicable.
7.5 If during the term of this Agreement, the Licensee becomes bankrupt or insolvent, or if the business of Licensor or the Licensee is placed in the hands of a receiver or trustee, whether by voluntary act or otherwise, this Agreement shall immediately and automatically terminate.
7.6 The following rights and obligations shall survive any termination to the degree necessary to permit their complete fulfilment or discharge:
(a)	the Licensee’s obligation to supply a final report on each impacted Product in accordance with Section 6.2 above with respect to the terminated license;

(b)	Licensor’s right to receive or recover and the Licensee’s obligation to pay royalties, including minimum royalties, if any, accrued or accruable for payment at the time of any termination;

(c)	the Licensee’s obligation to maintain records and to allow Licensor to audit such records as provided for herein.
ARTICLE 8 RESTRICTED WARRANTY AND INDEMNITY
8.1 The Licensor represents and warrants that it has full authority to enter into this Agreement, that it has not granted, and will not grant, any rights or licenses that would conflict with the rights and licenses granted in this Agreement, that it is not aware of any third party claims with respect to any Patent, and that it has no knowledge of any third party rights that would affect its ability to grant the license hereunder. Licensor further represents and warrants that the Patents are the only patent filings owned or controlled by Licensor or its Affiliates, or which Licensor or its Affiliates otherwise have the right to enforce, license or sublicense, which pertain to microfluidics based on multilayer soft lithography or its uses. However, the Licensor makes no representation or warranty, express or implied, as to the validity of the Patents nor to the merchantability or satisfactory quality of the Products that are or may be sold by the Licensee. Licensor does not assume any liability for any infringement or alleged infringement of any patent or other rights of third parties due to the Licensee’s activities under the license set forth herein.
8.2 The Licensee shall assume full responsibility for its use of the Patents and shall defend Licensor and its officers, directors, agents, and employees (“Indemnified Parties”) against any claims or actions arising out of this Agreement by reason of death, personal injury, illness or property damage, or any other injury or damage arising out of the use by the Licensee of the Patents or the preparation of, use or sale of Products, including but not limited to, use or reliance upon such Products by the Licensee’s customers, and Licensee shall indemnify the Indemnified Parties against all liability, costs, damages, and expenses awarded against the Indemnified Parties with respect to such claims or actions.

ARTICLE 9 MISCELLANEOUS
9.1 Assignment. This Agreement is personal to the Licensee who shall not have any right to assign or transfer the Agreement, in whole or in part, or the license granted hereunder, without the prior written consent of Licensor, which shall not be unreasonably withheld; provided, however, that Licensee may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of Licensee’s Product business relating to one or more Licensed Fields of Use, whether by sale, merger or otherwise, provided further that that Licensee shall not have the right to transfer or assign this Agreement to a Competitor of Licensor (“Competitor Assignment”) without the prior written consent of Licensor . Notwithstanding the foregoing, Licensor shall have the right to assign or transfer this Agreement, in whole or in part, to any Affiliate.
9.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it. This Agreement may be modified or amended only by a writing executed by authorized officers of each of the parties.
9.3 Waiver. The waiver by either Licensor or the Licensee of any right or failure to perform or of any breach by the other shall not be deemed as a waiver of any other right hereunder or of any other breach or failure by the other, whether of a similar nature or otherwise.
9.4 Notices. Any notice or other communication relating to this Agreement shall be sent registered mail or overnight express prepaid or telefax/telecopier to the address of the party to be served therewith which is shown below and shall be deemed to have been given upon the date the notice or communication was sent:

If to Licensor:	Gyros AB	Att: Maris Hartmanis
President & CEO
Uppsala Science Park
S-751 83 Uppsala, Sweden

Telefax: +46 (18) 56 6350

with a copy to:	rambe legal consultants	Att: Lars J. Rambe, LL.M

Telefax +46-8-6508835

If to the Licensee:	Fluidigm Corporation

Att: Gajus Worthington
President & CEO
7100 Shoreline Court
South San Francisco
CA 94080

Telefax: (650) 871-7152

with a copy to:	Fluidigm General Counsel	Att: William M. Smith

Telefax: (650) 871-7195
Such addresses may be changed by notice so given.
9.5 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible consistent with the intent of the parties.
9.6 Governing Law. This Agreement and its effects shall be subject to and shall be construed and enforced in accordance with the laws of the state of New York, U.S.A.
9.7 Disputes. Any dispute in connection with this Agreement shall be first elevated to each party’s respective President for a period of thirty (30) days prior to giving a notice of default under section 9.3 above, who shall convene a face-to-face meeting prior to pursuing any legal courses of action.
IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement the day and year first above written.

Gyros AB		Fluidigm Corporation

By:	/s/ Maris Hartmanis	By:	/s/ Gajus Worthington

	Maris Hartmanis		Gajus Worthington

By:	/s/ (ILLEGIBLE)	By:

Exhibit A
Patent family:
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